EXHIBIT 10.34

Huttig Building Products, Inc.	Darlene K. Schroeder Vice President – Human Resources Huttig Building Products 555 Maryville University Drive St. Louis, MO 63141

December 16, 2005

Mr. Carl A. Liliequist

18807 135th Avenue, SE

Renton, WA 98058

Dear Carl:

Subject: Resignation Agreement

This Resignation Agreement (the “Agreement”) is made and entered into between Carl A. Liliequist (“you”) and Huttig Building Products, Inc. (the “Company”).

1.	Your Resignation. The Company and you acknowledge that you have resigned, effective December 31, 2005 (the “Resignation Date”), from your employment with the Company as its Executive Vice President, from all positions held by you as an officer or director of any affiliate of the Company and from all positions held by you with any of the Company’s or its unions’ benefit plans.

2.	Payment of Your EVA Bank Account Balance. In consideration and recognition of your past contributions to the Company and in exchange for your promises herein, the Company will, if this Agreement becomes effective, pay to you the entire balance of your EVA bank account under the Company’s EVA Incentive Compensation Plan, after crediting or offsetting any EVA bonus (positive or negative) earned by you during 2005, based on 2005 results. The payment of your EVA bank account balance shall be made following the determination by the Company’s Management Organization and Compensation Committee of any EVA bonus (positive or negative) earned by you in 2005. Such payment shall be subject to all withholding and deductions currently applicable to compensation received by employees of the Company.

Please note that any stock options granted to you under any of the Company’s equity compensation plans that are vested as of the Resignation Date shall remain exercisable for 90 days after the Resignation Date. Any stock options and restricted stock granted to you under the Company’s equity incentive plans that are not vested as of the Resignation Date shall be forfeited.

3.	Your Release of Claims. In consideration for the payment to be made to you under this Agreement, you, on behalf of yourself and your dependents, heirs, administrators, representatives, trustees, beneficiaries, executors, successors, assigns and any other person or entity, hereby unconditionally release and forever discharge the Company and its agents, officers, directors, employees, parents, attorneys, subsidiaries, divisions, affiliates, predecessors, successors and assigns, all their respective employee benefit plans and their administrators, trustees and other fiduciaries (severally and collectively called the “Released Parties”) from any and all manner of claims, demands, debts, rights, disputes, judgments, agreements, losses, costs, damages and liabilities of any kind whatsoever, in law or in equity, whether known or unknown, that you or any person or entity acting for you now has or hereafter may have against any of the Released Parties for any acts, circumstances, omissions, or events up to and including the Resignation Date, it being your intention to effect a general release of all claims.

Mr. Carl A. Liliequist

December 16, 2005

This general release includes, without in any way limiting the generality of the foregoing, all claims or causes of action arising out of or relating to your employment or termination of employment with the Company; and any claims arising from any alleged violation by any of the Released Parties of any federal, state or local statutes, ordinances, rules, Executive Orders or regulations, including, but not limited to, any of the following, as amended: Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, and the Age Discrimination in Employment Act, and every other source of legal rights and obligations which may be waived and/or released. You do not hereby waive any rights or claims that may arise after the Resignation Date.

4.	Confidentiality. Except as directed by the Board of Directors of the Company or as may be required by law, you shall keep confidential and shall not divulge to any other person or entity at any time any of the business secrets or other confidential information regarding the Company and its affiliates, except to the extent that such information has become public knowledge through no fault of yours.

5.	Nonsolicitation. From the date hereof until two years after the Resignation Date, you shall not, directly or indirectly, offer or provide employment to, interfere with, induce or attempt to induce an employee of the Company or any of its affiliates to accept employment or affiliation with any firm or corporation of which you are an officer, director, employee, partner, principal, agent, representative, consultant or otherwise affiliated.

6.	Consideration Period; Revocation Period. You acknowledge that you have been given at least twenty-one (21) days to study this Agreement before signing it, or that you have waived such period. You understand that you have the right to revoke this Agreement for seven (7) days after signing (the “Revocation Period”) by providing written notification to Darlene Schroeder, Vice President—Human Resources at 555 Maryville University Drive, Suite 240, St. Louis, Missouri, 63141. This Agreement shall become effective and enforceable only if you sign this Agreement and deliver it to the Company within twenty-one (21) days of receipt of this Agreement and do not revoke this Agreement within the Revocation Period.

7.	Governing Law. This Agreement shall be governed by the laws of the State of Missouri, other than the conflict of laws provisions thereof.

8.	Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes all prior agreements and understandings with respect to such subject matter, and may be terminated or amended only by a writing signed by all of the parties to this Agreement.

We thank you for your years of dedicated service and wish you luck in your new position.

HUTTIG BUILDING PRODUCTS, INC.,

By:	/s/ Darlene K. Schroeder
Vice President – Human Resources

Agreed to and accepted by:

/s/ Carl A. Liliequist

Date 12/22, 2005